Exhibit 10.01

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is entered into by and between Teresa H. Johnson (“Ms. Johnson”) and MoneyGram International, Inc., a Delaware corporation, and its predecessors, successors, affiliates, subsidiaries and related companies (“MoneyGram”). This Agreement is effective as of the date it is duly executed by both parties.

A. MoneyGram employs Ms. Johnson in the position of Executive Vice President, General Counsel and Secretary.

B. MoneyGram and Ms. Johnson have mutually agreed upon the following payments, benefits, and other terms and conditions under which they will end their employment relationship and resolve all actual and potential disputes between them.

Therefore, MoneyGram and Ms. Johnson agree as follows:

1. Termination of Employment. Ms. Johnson’s employment with MoneyGram shall terminate due to retirement effective September 30, 2009 (the “Separation Date”). As of the Separation Date, Ms. Johnson hereby resigns from all positions she holds with MoneyGram and/or its parent, subsidiary or affiliate companies.

2. Consulting Agreement. On the Separation Date, Ms. Johnson and MoneyGram shall enter into a consulting agreement (the “Consulting Agreement”) in substantially the form attached hereto as Exhibit A.

3. Release of Claims by Ms. Johnson. In consideration for the receipt of the payments and other benefits described in this Agreement, to which Ms. Johnson understands and acknowledges she may not otherwise be entitled without executing this Agreement, Ms. Johnson hereby releases and forever discharges MoneyGram, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from any and all claims and causes of action, known or unknown, against any of the Released Parties, including but not limited to:

3.1 All claims arising out of or relating to Ms. Johnson’s employment with MoneyGram and/or Ms. Johnson’s separation from that employment.

3.2 All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

3.3 All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Minnesota Human Rights Act, any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes.

3.4 All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Ms. Johnson’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

3.5 All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites, except as otherwise provided in this Agreement and the Consulting Agreement.

3.6 All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

3.7 All claims for attorneys’ fees, costs, and interest, except as otherwise provided in this Agreement.

3.8 All claims, including without limitation, claims for any payments or benefits under the MoneyGram International, Inc. Special Executive Severance Plan (Tier I) (the “Special Severance Plan”) and the Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier I) (the “Severance Plan”), and claims related to any right to participate in the Special Severance Plan and the Severance Plan.

MoneyGram acknowledges and agrees, however, that Ms. Johnson does not release (i) any claims that the law does not allow to be waived by private agreement, (ii) any claims that are based on events occurring after the date on which Ms. Johnson signs this Agreement, or (iii) any claims to indemnification or insurance coverage, including but not limited to, “D & O coverage”, that she may have with respect to any claims made or threatened against her in her capacity as an officer or employee of MoneyGram.

Ms. Johnson agrees to execute and deliver to MoneyGram a further release (the “Release”) in substantially the form attached hereto as Exhibit B within sixty (60) days of the Separation Date.

4. Payments and Benefits. Specifically in consideration of the release of claims in this Agreement, subject to Ms. Johnson signing and not revoking this Agreement and subject to Ms. Johnson timely executing and not revoking the Release in the time period prescribed above, MoneyGram shall make the following payments and provide the following benefits to Ms. Johnson:

4.1 Severance. A payment in the amount of $875,000, less any and all applicable voluntary and required withholdings, representing salary severance, payable in a lump sum payment on the first business day of the seventh month following Ms. Johnson’s “separation from service.”

4.2 Bonus. Provided that (i)(x) MoneyGram actually achieves the criteria requisite to make payments in respect of awards for 2009 under the Management and Line of Business Incentive Plan (the “MIP”) or (y)  the Board of Directors of MoneyGram (the “Board”) or the appropriate committee of the Board authorizes MoneyGram to make payments in respect of MIP awards as if the requisite criteria for 2009 had been met for such year under the MIP and (ii) MoneyGram in fact makes payments in respect of MIP awards for 2009 to all or substantially all of the MoneyGram Leadership Team MIP participants for such year, Ms. Johnson shall be eligible to receive a MIP award for 2009, which shall be prorated based on the Separation Date; provided that such amount shall in no event exceed 75% of Ms. Johnson’s annual target incentive opportunity for 2009 under the MIP. Any such amount, if paid shall be paid on the date payments are made to other MIP participants, but in no event later than March 15 of the year immediately following the year in which such payment is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations promulgated thereunder (“Section 409A”).

4.3 Special Retirement Benefits. Ms. Johnson or her beneficiaries shall be paid such special retirement benefits under the MoneyGram Supplemental Pension Plan (“SERP”) as she would have been entitled to be paid had her employment been terminated by MoneyGram without “Cause” (as such term is defined in the Special Severance Plan) on the Separation Date, as computed in accordance with Section 6(c) of the Special Severance Plan. All such benefits shall be payable in accordance with the terms and conditions of Section 6(c) of the Special Severance Plan, and no additional enhancements shall be made to Ms. Johnson’s SERP benefits under the terms of the SERP or otherwise.

4.4 Attorneys’ Fees. Upon receipt of invoices, and subject to a cap of $7,500, MoneyGram shall pay Ms. Johnson’s reasonable legal fees associated with the review, negotiation and execution of this Agreement.

4.5 Other Benefits. MoneyGram shall pay to Ms. Johnson, as soon as practicable but no later than (30) days following the Separation Date, in a lump sum payment, (i) Ms. Johnson’s unpaid but accrued salary as of the Separation Date, (ii) Ms. Johnson’s unused vacation days for 2009, and (iii) Ms. Johnson’s accrued but unpaid business expenses as of the Separation Date that are subject to reimbursement in accordance with MoneyGram’s policy.

5. Other Benefit Coverages after Separation Date. Ms. Johnson’s other benefit coverages not addressed in Section 4 above are affected as follows:

5.1 Ms. Johnson’s participation in the MoneyGram International, Inc. 401(k) Program (“401(k) Program”) and MoneyGram’s matching obligation under the 401(k) Program will cease as of the Separation Date, and any distribution of the 401(k) Program’s funds will be in accordance with the provisions of the 401(k) Program.

5.2 The MoneyGram Pension Plan was frozen effective December 31, 2003. Funds due to Ms. Johnson under the MoneyGram Pension Plan, if any, will be distributed to Ms. Johnson in accordance with the provisions of the MoneyGram Pension Plan.

5.3 Ms. Johnson’s business travel accident, short-term disability and long-term disability coverages will cease as of the Separation Date. Shortly following the Separation Date, Ms. Johnson will receive information regarding the option, if any, for conversion of Ms. Johnson’s group long-term disability coverage to individual coverage which such conversion, if any, shall be at Ms. Johnson’s sole expense. MoneyGram shall provide Ms. Johnson with the right to elect to continue group medical and dental insurance coverage after the Separation Date, under 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”). Ms. Johnson shall be solely responsible for paying her portion of the premiums, which premiums shall be the published monthly rate of group health insurance under COBRA. MoneyGram acknowledges that Ms. Johnson qualifies for retiree medical insurance coverage, having satisfied the eligibility requirements, and shall remain an eligible covered retiree, having met both the age and service requirements of 10 years of service and age 55 prior to the Separation Date.

5.4 Ms. Johnson may possess exercisable Viad Corp. and/or MoneyGram International, Inc. Stock Option rights. Ms. Johnson agrees to observe MoneyGram’s policy on insider trading and will not purchase or sell MoneyGram stock while in possession of inside information, or prior to the next window period that begins at or after Ms. Johnson’s Separation Date. All such rights must be exercised within the respective time periods set forth in the applicable stock option agreements or they will expire. Ms. Johnson may exercise her MoneyGram International, Inc. Stock Options, if any, by contacting Carrie Shober at 952-591-3062, via the Internet (www.etrade.com/stockplans) or by contracting E*Trade at 1-800-387-2331. Ms. Johnson may exercise her Viad Corp Stock Options, if any, by contacting Debi Atkins at 602-207-5803, via the Internet (www.etrade.com/stockplans) or by contacting E*Trade at 1-800-387-2331.

5.5 Funds due Ms. Johnson, if any, under the MoneyGram International, Inc. Deferred Compensation Plan will be paid to Ms. Johnson in accordance with the provisions of that plan.

6. Taxes.

6.1 Gross-Up Payments. Anything in this Agreement to the contrary notwithstanding, and except as set forth below, in the event that it will be determined that Ms. Johnson’s Payments (as hereinafter defined) would be subject to the Excise Tax, then Ms. Johnson will be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Ms. Johnson of all taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Ms. Johnson retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payments.

6.2 Determination By Accountant. Subject to the provisions of Section 6.3(ii), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment to Ms. Johnson is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, will be made by MoneyGram’s auditor or another nationally recognized accounting firm appointed by MoneyGram (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the transaction which results in the application of the Excise Tax, Ms. Johnson may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm will provide detailed supporting calculations both to MoneyGram and Ms. Johnson within 15 business days of the receipt of notice from Ms. Johnson that there has been a Payment, or such earlier time as is requested by MoneyGram. All fees and expenses of the Accounting Firm will be borne solely by MoneyGram. Any Gross-Up Payment, as determined pursuant to this Section 6, will be paid by MoneyGram to Ms. Johnson within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm will be binding upon MoneyGram and Ms. Johnson. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986 (the “Code”) at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by MoneyGram should have been made (the “Underpayments”), consistent with the calculations required to be made hereunder. In the event MoneyGram exhausts its remedies pursuant to Section 6.3 and Ms. Johnson thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayments that have occurred and any such Underpayments will be promptly paid by MoneyGram to or for the benefit of Ms. Johnson.

6.3 Notification Required. Ms. Johnson will notify MoneyGram in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by MoneyGram of the Gross-Up Payment. Such notification will be given as soon as practicable but no later than 10 business days after Ms. Johnson is informed in writing of such claim. Ms. Johnson will apprise MoneyGram of the nature of such claim and the date on which such claim is requested to be paid. Ms. Johnson will not pay such claim prior to the expiration of the 30-day period following the date on which Ms. Johnson gives such notice to MoneyGram (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If MoneyGram notifies Ms. Johnson in writing prior to the expiration of such period that it desires to contest such claim, Ms. Johnson shall:

(i)	Give MoneyGram any information reasonably requested by MoneyGram relating to such claim,

(ii)	Take such action in connection with contesting such claim as MoneyGram will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by MoneyGram,

(iii)	Cooperate with MoneyGram in good faith in order to effectively contest such claim, and

(iv)	Permit MoneyGram to participate in any proceedings relating to such claim; provided, however, that MoneyGram will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Ms. Johnson harmless, on an after-tax basis, for any Excise Tax or income tax, (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.3, MoneyGram will control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct Ms. Johnson to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and Ms. Johnson agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as MoneyGram will determine; provided, however, that if MoneyGram directs Ms. Johnson to pay such claim and sue for a refund, MoneyGram will pay the amount of such payment to Ms. Johnson, and will indemnify and hold Ms. Johnson harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Ms. Johnson with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, MoneyGram’s control of the contest will be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Ms. Johnson will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

6.4 Repayment. If, after the receipt by Ms. Johnson of a Gross-Up Payment or an amount paid by MoneyGram pursuant to Section 6.3, Ms. Johnson becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Ms. Johnson will (subject to MoneyGram’s compliance with the requirements of Section 6.3, if applicable) promptly pay to MoneyGram the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Ms. Johnson of an amount paid by MoneyGram pursuant to Section 6.3, a determination is made that Ms. Johnson will not be entitled to any refund with respect to such claim and MoneyGram does not notify Ms. Johnson in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then Ms. Johnson will not be required to repay such amount to MoneyGram, but the amount of such payment will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6.5 Withholding. Notwithstanding any other provision of this Section 6, MoneyGram may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Ms. Johnson, all or any portion of any Gross-Up Payment.

6.6 Definitions. The following terms will have the following meanings for purposes of this Section 6:

(i)	“Excise Tax” shall mean the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii)	A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Ms. Johnson, whether paid or payable pursuant to this Agreement or otherwise.

7. Section 409A.

7.1 The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Ms. Johnson and MoneyGram of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will MoneyGram be liable for any additional tax, interest or penalties that may be imposed on Ms. Johnson under Section 409A or any damages for failing to comply with Section 409A.

7.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Ms. Johnson is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Ms. Johnson, and (ii) the date of Ms. Johnson’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.2 shall be paid or reimbursed to Ms. Johnson in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In the event, any payments hereunder shall be delayed for a period exceeding the six (6)-month period referred above, Ms. Johnson shall be entitled to interest payments at the LIBOR rate accruing after such six (6)-month period on any payments delayed beyond such six (6)-month period.

7.3 Notwithstanding anything herein to the contrary, (i) all expenses or other reimbursements as provided herein shall be payable in accordance with MoneyGram’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Ms. Johnson; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit; and (iv) any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Ms. Johnson remits the related taxes (and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed).

7.4 For purposes of Section 409A, Ms. Johnson’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of MoneyGram.

8. No Change of Control; No Right to Participate. The parties acknowledge and agree that for all purposes, there has been no change of control (or change in control) of MoneyGram. Without limiting the generality of the foregoing, the parties specifically acknowledge and agree that there has been no “Change of Control” as defined in the Severance Plan or “Change in Control” as defined the SERP, and that, Ms. Johnson is not entitled to any payments or benefits under either the Severance Plan or the SERP or any other payments, benefits, or rights that would arise as a result of any change of control (or change in control) now or at any time in the future. Ms. Johnson understands, acknowledges and agrees that she has no rights to any payments or benefits pursuant to the Severance Plan or the Special Severance Plan. Ms. Johnson, now and forever, hereby waives any rights to participate as an “Executive” under the Severance Plan or as a “Participant” in the Special Severance Plan.

9. Claims Involving MoneyGram. Ms. Johnson warrants that she has not instituted, filed or caused others to file or institute any charge, complaint or action against any Released Party. Ms. Johnson warrants that, to the full extent permitted by law, she will not file or institute any charge, complaint or action against any Released Party with respect to any matters arising before or on the date Ms. Johnson signs this Agreement, other than with respect to enforcement of this Agreement and/or the Consulting Agreement. Ms. Johnson will not recommend or suggest to any potential claimants or employees of MoneyGram or their attorneys or agents that they initiate claims or lawsuits against any Released Party, nor will Ms. Johnson voluntarily aid, assist, or cooperate with any claimants or employees of MoneyGram or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against any Released Party; provided, however, that nothing in this paragraph will be construed to prevent Ms. Johnson from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings involving any Released Party. Further, this Agreement does not purport to limit any right Ms. Johnson may have to file a charge under any civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Agreement does, however, waive and release any right to recover damages or other relief under any civil rights statute.

10. Post-Employment Restrictions and Obligations. Ms. Johnson understands, acknowledges and agrees that she continues to be bound by the post-employment restrictions and other obligations set forth in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Ms. Johnson and MoneyGram.

11. Non-Disparagement. Ms. Johnson hereby acknowledges that she is not aware of any acts or practices of any Released Party that she knows or believes to be unlawful or unethical. Ms. Johnson agrees not to express any derogatory or damaging statements about any Released Party, the management of MoneyGram or MoneyGram’s business condition in any public way or to anyone who could make these statements public. MoneyGram shall instruct both the Executive Chairman of the Board and the President and Chief Executive Officer of MoneyGram not to knowingly disparage, criticize, or otherwise make any derogatory statements regarding Ms. Johnson in any communications made in a public manner. Ms. Johnson and MoneyGram understand and acknowledge that this non-disparagement provision is a material inducement to the making of this Agreement and that if either party breaches this provision, the other party will be entitled to pursue its legal and equitable remedies, including without limitation, the right to recover damages (including but not limited to any amounts paid and/or owing under this Agreement) and to seek injunctive relief. It is understood and acknowledged that nothing in this Section 11 will be construed to prevent either party from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings.

12. Time to Consider Agreement. Ms. Johnson understands and acknowledges that she may take twenty-one (21) calendar days to decide whether to sign this Agreement (“Consideration Period”). Ms. Johnson represents that if she signs this Agreement before the expiration of the Consideration Period, it is because she has decided that she does not need any additional time to decide whether to sign this Agreement. Ms. Johnson further agrees that any changes, material or otherwise, made to this Agreement do not restart or affect in any manner the original Consideration Period. Notwithstanding any provision of this Agreement to the contrary, no payments under this Agreement shall be paid if, within 60 days following the date of this Agreement, Ms. Johnson has not signed, with all periods of revocation expired, this Agreement.

13. Right to Rescind or Revoke. Ms. Johnson understands and acknowledges that she has fifteen (15) days to revoke the release of any claims under the Age Discrimination in Employment Act (“ADEA”) and/or the Minnesota Human Rights Act (“MHRA”). Ms. Johnson understands and acknowledges that if she wishes to revoke the above-referenced release of claims under the ADEA and/or the MHRA after she has signed this Agreement, the revocation must be in writing and hand-delivered or mailed to MoneyGram. If hand-delivered to MoneyGram, the revocation must be: (a) addressed and delivered to President, MoneyGram International, Inc., 1550 Utica Avenue South, M.S. GHQ-8020, Minneapolis, MN 55416, within the fifteen-day period. If mailed to MoneyGram, the revocation must be: (a) postmarked within the fifteen-day period; (b) addressed to President, MoneyGram International, Inc., 1550 Utica Avenue South, M.S. GHQ-8020, Minneapolis, MN 55416; and (c) sent by certified mail, return receipt requested. In the event that Ms. Johnson provides a timely revocation pursuant to this Section 13, MoneyGram may, in its sole discretion, (a) void this Agreement in its entirety, or (b) void the release of Ms. Johnson’s ADEA and/or MHRA claims but enforce the remainder of this Agreement according to its terms.

14. Return of Equipment. Except as necessary to render consulting services to MoneyGram under the Consulting Agreement, Ms. Johnson shall, prior to or on the Separation Date, diligently locate all of MoneyGram’s property within her possession and return to MoneyGram all of MoneyGram’s property and information within her possession. Such property includes, but is not limited to, credit cards, computers, copy machines, facsimile machines, lap top computers, Blackberries, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to MoneyGram and any and all copies thereof. Moreover, Ms. Johnson is strictly prohibited from destroying, obliterating or altering any of MoneyGram’s property covered by this section, and Ms. Johnson is strictly prohibited from making copies, or directing copies to herself through e-mail or other transmission, of any of MoneyGram’s property covered by this section. After the Separation Date, Ms. Johnson agrees to promptly respond to any reasonable request by MoneyGram to return MoneyGram property in her possession and/or control, and Ms. Johnson further agrees that should she later discover any MoneyGram property in her possession and/or control, she will promptly return it to MoneyGram without a specific request by MoneyGram to do so.

15. Reasonable Requests; Indemnification.

15.1 In addition to the consulting services to be provided pursuant to the Consulting Agreement, Ms. Johnson will make herself available to MoneyGram either by telephone or, if MoneyGram believes necessary, in person upon reasonable request and notice, to assist MoneyGram in connection with any matter relating to services performed by her on behalf of MoneyGram prior to the Separation Date. Ms. Johnson further agrees that she will cooperate fully with MoneyGram in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of MoneyGram, its directors, shareholders, officers, or employees, including, but not limited to, appearing in person to act as a witness with respect to such claims. Ms. Johnson will cooperate in connection with such claims or actions including, without limitation, making herself available in person to prepare for any proceeding (including depositions), to provide affidavits, to assist with any audit, inspection, investigation, proceeding or other inquiry, and to act and appear as a witness in connection with any litigation or other legal proceeding affecting MoneyGram.

15.2 Ms. Johnson further agrees that should she be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to MoneyGram in connection with any claims or legal proceedings, she will promptly notify MoneyGram of that fact in writing, but in no event later than within three (3) calendar days after she is contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

15.3 MoneyGram agrees that, to the extent not prohibited by law, it shall defend, utilizing counsel of MoneyGram’s choosing, and fully indemnify Ms. Johnson in any action, suit, claim or proceeding, whether actual, threatened, pending or completed, whether judicial, administrative or investigative, whether Ms. Johnson or MoneyGram or both are named or the subject matter thereof, arising out of Ms. Johnson’s performance of services for MoneyGram, to the full extent provided under the articles, bylaws, or any other governing document of MoneyGram or under applicable law.

16. Communications. MoneyGram and Ms. Johnson will prepare a mutually-agreeable communications plan regarding Ms. Johnson’s separation from MoneyGram. Ms. Johnson agrees that she will not make any verbal or written comments with respect to her separation from MoneyGram except in accordance with the communications plan.

17. Full Compensation. Ms. Johnson agrees that the payments made and other consideration provided by MoneyGram under this Agreement constitute full compensation for and extinguish all of Ms. Johnson’s actual or potential claims, including, but not limited to, all claims for attorneys’ fees, costs, and disbursements, and all claims for any type of legal or equitable relief related to her employment relationship with MoneyGram and termination of employment.

18. No Admission of Wrongdoing. Ms. Johnson understands, acknowledges and agrees that this Agreement does not constitute an admission that MoneyGram has violated any local ordinance, state or federal statute, or principle of common law, or that MoneyGram has engaged in any improper or unlawful conduct or wrongdoing against Ms. Johnson. Ms. Johnson agrees that she will not characterize this Agreement or the payment of any money or other consideration in accord with this Agreement as an admission that MoneyGram has engaged in any wrongdoing.

19. Authority. Ms. Johnson represents and warrants that she has the legal capacity to enter into this Agreement and that no causes of action, claims, or demands released pursuant to this Agreement have been assigned to any person or entity not a party to this Agreement.

20. Right to Consult with Attorney. Ms. Johnson acknowledges that, by virtue of being presented with this Agreement, Ms. Johnson has hereby been advised in writing and is fully aware of her right to consult with an attorney of her own choosing for the purpose of determining whether to sign this Agreement.

21. Knowing and Voluntary Action. Ms. Johnson acknowledges that she has had a full opportunity to consider this Agreement and to ask any questions that she may have concerning this Agreement. Ms. Johnson acknowledges that in deciding whether to sign this Agreement, she has not relied upon any statements made by MoneyGram or its agents, other than the statements made in this Agreement and in any MoneyGram benefit plans in which Ms. Johnson is a participant. Ms. Johnson further acknowledges that she has not relied on any legal, tax or accounting advice from MoneyGram or its agents.

22. Entire Agreement. Except as expressly stated to the contrary in this Agreement, this Agreement, the Consulting Agreement, and the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Ms. Johnson and MoneyGram constitute the entire agreement of the parties with respect to Ms. Johnson’s employment with MoneyGram, Ms. Johnson’s separation from employment with MoneyGram and Ms. Johnson’s consulting relationship with MoneyGram. Except as stated in this Agreement and the Consulting Agreement, Ms. Johnson shall have no rights to payments, benefits or otherwise under any MoneyGram agreement or plan.

23. Miscellaneous Provisions.

23.1 No modification or waiver of any provision hereof will be binding on any party unless in writing and signed by the parties hereto.

23.2 The invalidity or unenforceability of any particular provision hereof will not affect the other provisions of this Agreement, and this Agreement is to be construed in all respects as if such invalid or unenforceable provision(s) were omitted.

23.3 This Agreement is binding on and will inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

23.4 This Agreement may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this subparagraph being null and void), provided however, that MoneyGram may, without prior consent, freely assign this Agreement to any successor in interest to MoneyGram or any affiliate by merger, consolidation, reorganization or otherwise by operation of law.

24. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

25. Governing Law. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the internal laws, and not the law of conflicts, of the State of Delaware.

26. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if made in writing and sent via Certified Mail, Return Receipt Requested and addressed as follows:

If to Ms. Johnson:

Teresa H. Johnson
[Address on File with MoneyGram]

or to such other address as Ms. Johnson shall provide pursuant to notice to MoneyGram.

If to MoneyGram:

MoneyGram International, Inc.
1550 Utica Avenue South, M.S. GHQ-8020
Minneapolis MN 55416
Attn: President

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

Teresa H. Johnson

Date:

MoneyGram International, Inc.

By:

Its:

Date:

[THIS IS THE SIGNATURE PAGE TO THE SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS BETWEEN THE ABOVE-REFERENCED PARTIES]
EXHIBIT A

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made as of the date set forth on the signature page hereto, by and between Teresa H. Johnson (“Consultant”), and MoneyGram International, Inc., a Delaware corporation (“MoneyGram”).

WHEREAS, MoneyGram employed Consultant in the position of Executive Vice President, General Counsel and Secretary;

WHEREAS, Consultant’s employment with MoneyGram will terminate due to retirement effective September 30, 2009 (the “Effective Date”);

WHEREAS, Consultant will be deemed to have incurred a separation from service as of the Effective Date for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”);

WHEREAS, as of the Effective Date, MoneyGram desires to receive the services of Consultant, and Consultant is willing and able to render such services on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Consulting Services.

For the duration of the “Consulting Period” (as defined below), Consultant agrees to make herself available, as may be reasonably requested by MoneyGram, to consult and cooperate with MoneyGram, but in no event in excess of 20% of the average level of services performed by Consultant for MoneyGram during the 36 month-period immediately preceding the Effective Date, including without limitation, with respect to (i) assessment of potential claims, (ii) pending litigation, and (iii) regulatory inquiries (the “Consulting Services”). Consultant shall report to the Executive Chairman of the Board of Directors (the “Board”) of MoneyGram or to such other executive officer of MoneyGram as the Executive Chairman of the Board shall direct from time to time during the Consulting Period.

2. Compensation.

2.1 In consideration of the Consulting Services and the other obligations under this Agreement, MoneyGram shall pay Consultant a total consulting fee of $175,000 (the “Consulting Fee”), per annum. The Consulting Fee shall serve as the sole consideration paid by MoneyGram to Consultant for the Consulting Services and the other obligations under this Agreement, and Consultant shall not be entitled to any other payments or benefits hereunder other than those expressly provided under this Agreement.

2.2 The Consulting Fee shall be payable as follows:

(i) For the first year of Consulting Services, Consultant shall receive:

•	the first quarterly installment of $43,750 on the last regular payroll date immediately prior to December 31, 2009;

•	the second quarterly installment of $43,750 on the last regular payroll date immediately prior to March 15, 2010 but in no event later than March 15, 2010;

•	the third quarterly installment of $43,750 on the last payroll date immediately prior to July 31, 2010; and

•	the fourth quarterly installment of $43,750 on the last regular payroll date immediately prior to September 30, 2010, and

(ii) For the second year and third year thereafter, Consultant shall receive quarterly installments of $43,750, payable in accordance with MoneyGram regular payroll practices.

2.3 Consultant shall be responsible to pay all federal, state and local taxes which shall become due on any money paid to Consultant by MoneyGram under the terms of this Agreement.

3. Term of Services.

The term of this Agreement shall commence on, and Consultant shall perform the Consulting Services for, a period beginning on the Effective Date and ending on the third anniversary of the Effective Date, unless terminated earlier in accordance with Section 4 hereof (the “Consulting Period”).

4. Termination.

4.1 Termination by Consultant for Any Reason or by MoneyGram for Cause. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, this Agreement and the relationship created hereunder between Consultant and MoneyGram may be terminated (i) at any time for any reason during the Consulting Period by Consultant upon sixty (60) days written notice to MoneyGram and shall be effective immediately upon the sixtieth (60th) day after delivery of such notice by Consultant, or upon such later date as is specified in such notice or (ii) by MoneyGram for “Cause” at any time immediately upon written notice. MoneyGram shall have "Cause” to terminate this Agreement upon (A) the engaging by Consultant in willful gross misconduct that is materially injurious to MoneyGram, (B) the embezzlement or misappropriation of funds or property of MoneyGram by Consultant, (C) Consultant’s conviction of, or plea of nolo contendere to, a felony or Consultant’s entrance of a plea of guilty to a felony (other than any crime or offense relating to the operation of a motor vehicle), (D) Consultant’s willful and continued failure to perform the Consulting Services hereunder (other than such failure resulting from Consultant’s incapacity due to physical or mental illness) after ten (10) days following written notice from MoneyGram specifying such failure, and Consultant’s failure to cure or remedy such failure within such 10-day period, or (E) a material breach by Consultant of this Agreement. Upon such termination:

(a) MoneyGram shall pay to Consultant, within thirty (30) days following such termination in a lump sum payment, that portion of the Consulting Fee due hereunder which is accrued but unpaid in respect of periods ending prior to such termination, if any; and

(b) MoneyGram shall have no further obligation to pay Consultant any additional Consulting Fee pursuant to this Agreement.

4.2 Termination by MoneyGram without Cause; Termination by Reason of Death of Consultant. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, this Agreement and the relationship created hereunder between Consultant and MoneyGram (i) shall be terminated automatically upon Consultant’s death or (ii) may be terminated by MoneyGram without Cause upon sixty (60) days written notice to Consultant and shall be effective immediately upon the sixtieth (60th) day after delivery of such notice by MoneyGram, or upon such later date as is specified in such notice. Upon such termination:

(a) MoneyGram shall pay to Consultant (or her estate in the case of Consultant’s death), within thirty (30) days following such termination in a lump sum payment, that portion of the Consulting Fee due hereunder which is accrued but unpaid in respect of periods ending prior to such termination, if any; and

(b) MoneyGram shall pay to Consultant (or her estate in the case of Consultant’s death) within thirty (30) days following such termination in a lump sum payment an amount equal to that portion of the Consulting Fee Consultant would have received had she continued to render Consulting Services to MoneyGram through the expiration of the Consulting Period, and MoneyGram shall have no further obligation to pay Consultant any additional Consulting Fee pursuant to this Agreement.

4.3 Return of Property. Consultant represents that Consultant has complied with Section 13 of the Separation Agreement and Release of All Claims (the “Separation Agreement”) as of the Effective Date. Upon expiration of the Consulting Period, Consultant (or her estate in the case of Consultant’s death) shall diligently locate all of MoneyGram’s property still within her possession and return to MoneyGram all of MoneyGram’s property and information still within her possession. Such property may include, but is not limited to, credit cards, computers, copy machines, facsimile machines, lap top computers, Blackberries, pagers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to MoneyGram and any and all copies thereof. Moreover, Consultant is strictly prohibited from destroying, obliterating or altering any of MoneyGram’s property covered by this section, and Consultant is strictly prohibited from making copies, or directing copies to herself through e-mail or other transmission, of any of MoneyGram’s property covered by this section. After expiration of the Consulting Period, Consultant (or her estate in the case of Consultant’s death) agrees to promptly respond to any reasonable request by MoneyGram to return MoneyGram property in her possession and/or control, and Consultant further agrees that should she later discover any MoneyGram property in her possession and/or control, she will promptly return it to MoneyGram without a specific request by MoneyGram to do so.

4.4 Effect of Termination. Except as otherwise provided in this Section 4, upon a termination of this Agreement, none of the parties hereto shall have any further rights or obligations under this Agreement. Notwithstanding the foregoing, the rights and obligations set forth in this Section 4 and Sections 7 and 9, 10 through 15 shall survive the termination of this Agreement. Nothing in this Section 4 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to termination.

5. Status of Consultant.

In rendering services pursuant to this Agreement, the parties acknowledge and agree that Consultant is acting only as an independent contractor with authority to select the means and methods of performing the Consulting Services, and not as an employee or other agent of MoneyGram. As an independent contractor, Consultant shall have no express or implied authority to commit, obligate or bind MoneyGram, except as specifically authorized from time to time by the Board or an authorized representative of MoneyGram, which authorization may be general or specific. Nothing contained in this Agreement shall be construed or applied to create a partnership or joint venture of any kind.

6. Capacities, Duties and Authority.

Consultant will discharge her duties under this Agreement in good faith and in a professional manner. In addition, Consultant shall devote a reasonably sufficient amount of time and effort to providing the Consulting Services to meet the reasonable requests of MoneyGram; provided that Consultant shall not provide Consulting Services to MoneyGram in excess of 20% of the average level of services performed by Consultant for MoneyGram during the 36 month-period immediately preceding the Effective Date. Consultant shall obey all laws in connection with the performance of the Consulting Services, shall not engage in any deceptive, misleading or unethical practices, shall otherwise conduct business in a manner that reflects favorably at all times on the good name, goodwill and reputation of MoneyGram, its subsidiaries and affiliates, and shall not make any false or misleading representations with regard to MoneyGram, its subsidiaries or any of its or their affiliates.

7. Office Space; Reimbursement of Expenses; Travel Expenses.

In addition to the Consulting Fee, during the Consulting Period MoneyGram agrees to (i) if required to perform the Consulting Services, as determined in good faith by MoneyGram, provide Consultant with (x) suitable office space for Consultant to use at 1550 Utica Avenue South, M.S. GHQ-8020, Minneapolis, MN 55416 or (y) suitable business equipment (such as a “Blackberry” pager and a cellular telephone) upon reasonable request by Consultant and (ii) pay or reimburse Consultant for all Reimbursable Expenses incurred in connection with the services rendered under this Agreement. For purposes of this Agreement, “Reimbursable Expenses” shall consist of all reasonable and documented out-of-pocket expenses incurred by Consultant during the Consulting Period in connection with the performance of the Consulting Services, but only to the extent that such reimbursement is consistent with MoneyGram’s standard policies for reimbursement of employees as in effect from time to time. Any Reimbursable Expenses shall be billed at the end of each calendar month. MoneyGram shall pay all properly billed or invoiced Reimbursable Expenses that it receives from Consultant under this Agreement within thirty (30) days of receipt and invoice thereof, subject to receiving, if requested, any appropriate support documentation for such Reimbursable Expenses. MoneyGram acknowledges Consultant’s intention to relocate to Orlando, Florida. MoneyGram agrees that if Consultant is requested by MoneyGram to travel outside her state of residence to perform the Consulting Services, MoneyGram shall pay or reimburse Consultant for any reasonable travel, meal and lodging expenses incurred by Consultant during the Consulting Period in connection with the performance of the Consulting Services in accordance with MoneyGram’s standard policies for reimbursement of employees as in effect from time to time.

8. Benefits.

Consultant acknowledges and agrees that it is the intent of the parties hereto that neither Consultant nor any agent of Consultant receive or be eligible to receive any company-sponsored benefits (including, without limitation any vacation pay, sick leave, disability or life insurance, retirement benefits, social security, workers’ compensation benefits or other employee benefits of any kind) from MoneyGram pursuant to this Agreement.

9. Post-Consulting Restrictions and Obligations.

Consultant understands, acknowledges and agrees that she continues to be bound during the Consulting Period by the post-employment restrictions and other obligations set forth in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Consultant and MoneyGram.

10. Non-Disparagement.

Consultant hereby acknowledges that she is not aware of any acts or practices of MoneyGram, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, or their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) that she knows or believes to be unlawful or unethical. Consultant agrees not to express any derogatory or damaging statements about any Released Party, the management of MoneyGram or MoneyGram’s business condition in any public way or to anyone who could make these statements public. MoneyGram shall instruct both the Executive Chairman of the Board and the President and Chief Executive Officer of MoneyGram not to knowingly disparage, criticize, or otherwise make any derogatory statements regarding Consultant in any communications made in a public manner. Consultant and MoneyGram understand and acknowledge that this non-disparagement provision is a material inducement to the making of this Agreement and that if either party breaches this provision, the other party will be entitled to pursue its legal and equitable remedies, including without limitation, the right to recover damages (including but not limited to any amounts paid and/or owing under this Agreement) and to seek injunctive relief. It is understood and acknowledged that nothing in this Section 10 will be construed to prevent either party from giving truthful testimony in response to direct questions asked pursuant to a lawful subpoena during any future legal proceedings.

11. Representations and Warranties.

Consultant hereby represents and warrants to MoneyGram that (i) Consultant’s execution and delivery of this Agreement and the performance of her duties and obligations hereunder will not conflict with, or cause a default under, or give any party a right to damages under, any other agreement to which Consultant is a party or by which she is bound, (ii) there are no agreements or understandings that would make unlawful Consultant’s execution or delivery of this Agreement or her engagement hereunder, (iii) Consultant will not become a party during the term of this Agreement to any agreement that would be violated by the delivery of the Consulting Services by Consultant or this Agreement and (iv) Consultant’s execution, delivery and performance of this Agreement will not violate any national, federal, regional, state or local law, statute, code, ordinance, rule or regulation.

12. Set-Off.

MoneyGram’s obligation to pay Consultant the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts owed by Consultant to MoneyGram or its affiliates, except that with respect to payment made to Consultant hereunder that is subject to Section 409A, if MoneyGram seeks to set off a payment to be made to Consultant hereunder which is subject to Section 409A against an amount owed by Consultant to MoneyGram or its affiliates, the gross amount of such payment to be made to Consultant shall be deemed to be paid to Consultant for U.S. federal income tax purposes, as and when due under this Agreement and shall be applied against amounts owed by Consultant to MoneyGram or its affiliates, provided that MoneyGram may set off a payment hereunder that is subject to Section 409A pursuant to this sentence only if the right to such set off, or such set off, would not violate Section 409A.

13. Taxes; Indemnity.

13.1 Consultant agrees to comply, on a timely basis, with all tax reporting requirements applicable to the receipt of the payments and other compensation received hereunder and to timely pay all taxes due with respect to such amounts.

13.2 Consultant shall indemnify and hold harmless MoneyGram, its subsidiaries, and its and their affiliates from any liability, claims and demands for payment of taxes, penalties or interest, social security, disability benefits and other withholdings, deductions and/or payments that may be imposed by any governmental authority, or otherwise authorized from, based upon or required by reason of the payments made to Consultant as provided in this Agreement.

14. Section 409A.

14.1 The intent of the parties is that the payments under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Consultant and MoneyGram of the applicable provision without violating the provisions of Section 409A. In no event whatsoever will MoneyGram be liable for any additional tax, interest or penalties that may be imposed on Consultant under Section 409A or any damages for failing to comply with Section 409A. For purposes of Section 409A, Consultant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

14.2 (i) All expenses or other reimbursements as provided herein shall be payable in accordance with MoneyGram’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Consultant; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

15. Remedies.

It is specifically understood and agreed that any breach or threatened breach of the provisions of Section 9 or Section 10 of this Agreement is likely to result in irreparable injury to MoneyGram and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, MoneyGram shall be entitled (i) to enforce the specific performance of this Agreement by Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated and (ii) to cease making any payments or providing any benefit otherwise required by this Agreement, in each case in addition to any other remedy to which MoneyGram may be entitled at law or in equity.

16. Notices.

Any notice required or permitted to be given under this Agreement shall be sufficient if made in writing and sent via Certified Mail, Return Receipt Requested and addressed as follows:

If to Ms. Johnson:

Teresa H. Johnson

[Address on File with MoneyGram]

If to MoneyGram:

MoneyGram International, Inc.

1550 Utica Avenue South, M.S. GHQ-8020

Minneapolis MN 55416

Attn: President

17. Acknowledgment.

Consultant acknowledges that before entering into this Agreement, Consultant has had the opportunity to consult with any attorney or other Consultant of Consultant’s choice, and that this provision constitutes advice from MoneyGram to do so if Consultant chooses. Consultant further acknowledges that Consultant has entered into this Agreement of Consultant’s own free will, and that no promises or representations have been made to Consultant by any person to induce Consultant to enter into this Agreement other than the express terms set forth herein. Consultant further acknowledges that Consultant has read this Agreement and understands all of its terms.

18. Choice of Law.

This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the internal laws, and not the law of conflicts, of the State of Delaware.

19. Assignment.

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party hereto; provided, however, that MoneyGram’s obligations hereunder may be assigned to its successor in connection with a change in control.

20. Severable Provisions.

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

21. Entire Agreement.

Except as expressly stated to the contrary in this Agreement, this Agreement, the Separation Agreement, and the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement between Consultant and MoneyGram constitute the entire agreement of the parties with respect to Consultant’s consulting relationship with MoneyGram, Consultant’s prior employment relationship with MoneyGram and Consultant’s separation from employment with MoneyGram. Except as stated in this Agreement and the Separation Agreement, Consultant shall have no rights to payments, benefits or otherwise under any MoneyGram agreement or plan.

22. Amendment; Waiver.

Except as provided in Section 14, this Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. If either party should waive any breach of any provisions of this Agreement, she or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

23. Headings.

The headings contained herein are for reference only and shall not affect the meaning or interpretation of any provisions of this Agreement.

24. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

CONSULTANT ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the        day of      , 2009.

MoneyGram International, Inc.

By:
Name:
Title:

Consultant

Teresa H. Johnson

EXHIBIT B

RELEASE

This RELEASE (“Release”) is dated as of        between MoneyGram International, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, successors and assigns, “MoneyGram”), and Teresa H. Johnson (“Executive”).

WHEREAS, MoneyGram and Executive previously entered into a Separation Agreement and Release of All Claims dated     , 2009 (the “Separation Agreement”); and

WHEREAS, Executive’s employment with MoneyGram was terminated effective September 30, 2009; and

WHEREAS, pursuant to the Separation Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

WHEREAS, effective on September 30, 2009, Executive and MoneyGram entered into a consulting agreement (the “Consulting Agreement”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Separation Agreement, to which Executive understands and acknowledges she may not otherwise be entitled without executing this Release, MoneyGram and Executive agree as follows:

1. Executive, on her own behalf and on behalf of her heirs, estate and beneficiaries, hereby releases and forever discharges MoneyGram, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from any and all claims and causes of action, known or unknown, against any of the Released Parties, including but not limited to:

a. All claims arising out of or relating to Executive’s employment with MoneyGram and/or Executive’s separation from that employment.

b. All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

c. All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Minnesota Human Rights Act, any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes.

d. All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Executive’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

e. All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites except for those payments and benefits under the Separation Agreement and consulting fees and reimbursements under the Consulting Agreement.

f. All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

g. All claims for attorneys’ fees, costs, and interest, except as provided in the Separation Agreement.

h. All claims, including without limitation, claims for any payments or benefits under the MoneyGram International, Inc. Special Executive Severance Plan (Tier I) (the “Special Severance Plan”) and the Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier I) (the “Severance Plan”), and claims related to any right to participate in the Special Severance Plan and the Severance Plan.

2. MoneyGram acknowledges and agrees that Executive does not release any claims that the law does not allow to be waived by private agreement or any claims that are based on events occurring after the date on which Ms. Johnson executes this Release.

3. Executive understands, acknowledges and agrees that she has no rights to any payments or benefits pursuant to the Severance Plan or the Special Severance Plan. Executive, now and forever, hereby waives any rights to participate as an “Executive” under the Severance Plan or as a “Participant” under the Special Severance Plan.

4. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by her to exist may subsequently be discovered, it is her intention to fully settle and release all claims she may have against MoneyGram and the persons and entities described above, whether known, unknown or suspected.

5. Executive relinquishes any right to future employment with MoneyGram and MoneyGram shall have the right to refuse to re-employ Executive, in each case without liability of Executive or MoneyGram.

6. Executive reaffirms her agreement to the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement to which Executive is a party.

7. Executive acknowledge that she has been provided at least twenty-one (21) days to review the Release and has been advised to review it with an attorney of her choice and at her own expense. In the event Executive elects to sign this Release Agreement prior to this twenty-one (21) day period, she agrees that it is a knowing and voluntary waiver of her right to wait the full twenty-one (21) days. Executive further understands that she has fifteen (15) days after the signing hereof to revoke it by so notifying MoneyGram in writing, such notice to be received by      within the fifteen (15) day period. Executive further acknowledges that she has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledge that by signing this Release, she does so of her own free will and act and that it is her intention that she be legally bound by its terms. Executive acknowledges that in deciding whether to sign this Release, she has not relied upon any statements made by MoneyGram or its agents. Executive further acknowledges that she has not relied on any legal, tax or accounting advice from MoneyGram or its agents in deciding whether to sign this Release.

8. This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Minnesota, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

Teresa H. Johnson

MoneyGram International, Inc.

By:

Its: